Exhibit 10.83

Cyberonics, Inc.
Summary of Non-Employee Director Compensation
as of June 24, 2008

Retainer/Fees

Each non-employee director receives the following compensation:

•	an annual cash retainer of $25,000 per year, plus an additional $75,000 for the Non-Executive Chairman of our Board of Directors (“Board”), Mr. Morrison;

•	additional cash retainer of $6,000 per year for each member of the Audit Committee, plus an additional $5,000 per year for the chairperson of the Audit Committee;

•
additional cash retainer of $4,000 per year for each member of the Compensation Committee, the Nominating and Governance Committee and the Special Litigation Committee, plus an additional $1,000 per year for the chairpersons of such committees;

•	Board meeting attendance fees of $1,500 (in-person) and $500 (telephonic) and committee meeting attendance fees of $1,000 (in-person) and $500 (telephonic); and

•	optional Blackberry wireless device valued at approximately $1,800.

Equity-Based Compensation

Each non-employee director receives an award of restricted shares of our common stock, the number of shares being determined by dividing $75,000 ($100,000 in the case of the Non-Executive Chairman of our Board) by the most recent closing price of our common stock at the time of the grant.  Twenty-five percent of the restricted shares vest on each of the first four anniversaries of the grant date.